Exhibit 2.1

Description of the rights of each class of securities registered under Section 12 of the Securities
Exchange Act of 1934

Rights Attached to Ordinary Shares

Our authorized share capital consists of 90,000,000 ordinary shares, nominal value NIS 0.2 per share.  All outstanding ordinary shares are validly issued and fully paid.  Certain rights attached to the ordinary shares are as described below.

Voting Rights.  Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. Shareholders may vote in person or by proxy.  These voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future by the shareholders.

Dividend and Liquidation Rights; Rights to Shares in our Company’s Profits.  Our ordinary shares are entitled to the full amount of any cash or share dividend declared, in proportion to the paid up nominal value of their respective holdings.  In the event of liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to the paid up nominal value of their respective holdings. Such rights may be affected by a grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future by the shareholders.

Generally, pursuant to the Israeli Companies Law, the decision to distribute dividends and the amount to be distributed, whether interim or final, is made by the board of directors.  Accordingly, under our Articles of Association, our Board of Directors has the authority to determine the amount and time for payment of interim dividends and final dividends.

Under the Israeli Companies Law, dividends may be paid only out of a company’s net profits for the two years preceding the distribution of the dividends, or from accumulated retained earnings, calculated in the manner prescribed in the Israeli Companies Law.  Pursuant to Israeli Companies Law, in any distribution of dividends, our Board of Directors is required to determine that there is no reasonable concern that the distribution of dividends will prevent our company from meeting our existing and foreseeable obligations as they become due.  Our Articles of Association provide that no dividends shall be paid otherwise than out of our profits and that any such dividend shall carry no interest.  In addition, upon the recommendation of our Board of Directors, approved by the shareholders, we may cause dividends to be paid in kind.

Our shareholders have the right to share in our profits distributed as a dividend and any other permitted distribution, if any.

Annual and Special General Meetings

Record Date for General Meeting

Under the regulations promulgated under the Israeli Companies Law, for the purpose of a shareholder vote, the record date for companies traded outside of Israel, such as our company, can be set between four and 40 days before the date of the meeting.

Notice of General Meetings; Omission to Give Notice

The Companies Law provides that a company, the shares of which are traded on an exchange must give notice of a general meeting to its shareholders of record of at least 21 days, and in certain instances at least 35 days prior to the meeting, unless the company’s Articles of Association provide that a notice need not be sent. Accordingly, our Articles of Association provide that not less than 21 days’ prior notice shall be given to shareholders of record of every general meeting of shareholders. They further provide that notice of a general meeting of shareholders shall be given in accordance with any law and otherwise as the Board of Directors may determine. In addition, our Articles of Association provide that no shareholder present, in person or by proxy, at the commencement of a general meeting of shareholders shall be entitled to seek the revocation of any proceedings or resolutions adopted at such general meeting of shareholders on grounds of any deficiency in the notice given for such meeting relating to the time or place thereof.

Annual General Meetings and Special General Meetings

Under Israeli Companies Law, an annual meeting of the shareholders should be held once in every calendar year and not more than 15 months from the last annual meeting. Israeli Companies Law provides that a special meeting of shareholders must be called by the board of directors upon the written request of (i) two directors, (ii) one‑fourth of the serving directors, (iii) one or more shareholders who hold(s) at least five percent of the issued share capital and at least one percent of the voting power of the company, or (iv) one or more shareholders who have at least five percent of the voting power of the company. Within 21 days of receipt of such request, the board of directors is required to convene the special meeting for a time no later than 35 days after notice is given to the shareholders. Our Articles of Association provide that our Board of Directors may call a special meeting of the shareholders at any time and shall be obligated to call a special meeting as specified above.

Quorum at General Meetings

Under our Articles of Association, the required quorum for any general meeting of shareholders and for any class meeting is two or more shareholders present in person or by proxy and holding at least twenty- five percent (25%) of the issued shares (or of the issued shares of such class in the event of a class meeting). The required quorum in a meeting that was adjourned because a quorum was not present, shall be two shareholders present in person or by proxy. Under our Articles of Association, if the original meeting was called as a special meeting, the quorum in the adjourned meeting shall be one or more shareholders, present in person or by proxy and holding the number of shares required to call such a meeting.

Adoption of Resolutions at General Meetings

Our Articles of Association provide for voting by a written ballot only. In addition, in accordance with Companies Law, our Articles of Association provide that the declaration of the Chairman of the Meeting as to the results of a vote is not deemed to be conclusive, but rather prima facie evidence of the fact. Under our Articles of Association, unless a different majority is required by law, any resolution of the shareholders, except a resolution for voluntary liquidation of the company and, in certain circumstances, a resolution to amend our Articles of Association, shall be deemed adopted if approved by the vote of the holders of a majority of the voting power represented at such meeting in person or by proxy.

Election and Removal of Directors

Under our Articles of Association, the ordinary shares do not have cumulative voting rights in the election of directors.

Under our Articles of Association, our Board of Directors shall consist of not less than five and not more than nine directors as shall be determined from time to time by a majority vote at the general meeting of our shareholders.

Our Articles of Association further provide that each beneficial owner of 14% or more of our issued and outstanding ordinary shares shall be entitled to appoint, at each annual general meeting of our shareholders, one member to our Board of Directors referred to as an “Appointed Director”, provided that a total of not more than four Appointed Directors are so appointed.  In the event more than four such qualifying beneficial owners notify us that they desire to appoint an Appointed Director, only the four shareholders beneficially owning the greatest number of shares shall each be entitled to appoint an Appointed Director.

For the purposes of the preceding paragraph, a “beneficial owner” of ordinary shares means any person or entity who, directly or indirectly, has the power to vote, or to direct the voting of, such ordinary shares.  All ordinary shares beneficially owned by a person or entity, regardless of the form which such beneficial ownership takes, shall be aggregated in calculating the number of ordinary shares beneficially owned by such person or entity. All persons and entities that are affiliates (as defined below) of each other shall be deemed to be one person or entity for the purposes of this definition. For the purposes of the preceding paragraph, an “affiliate” means, with respect to any person or entity, any other person or entity controlling, controlled by, or under common control with such person or entity.  “Control” shall have the meaning ascribed to it in the Israeli Securities Law – 1968, i.e., the ability to direct the acts of a company. Any person holding one half or more of the voting power of a company of the right to appoint directors or to appoint the chief executive officer is presumed to have control of the company.

The Articles of Association further stipulate that as a condition to the appointment of an Appointed Director, any appointing shareholder that delivers to our company a letter of appointment shall, prior to such delivery, be required to file with the Securities and Exchange Commission a Schedule 13D, or an amendment to its Schedule 13D if there is any change in the facts set forth in its Schedule 13D already on file with the Securities and Exchange Commission which discloses any such change in its holdings of ordinary shares, regardless of whether any filing or amendment is required to be filed under the rules of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.  In addition, any Appointing Shareholder shall be obligated to notify us in writing of any sale, transfer, assignment or other disposition of any kind of ordinary shares by such appointing shareholder that results in the reduction of its beneficial ownership to below the percentage indicated above, immediately after the occurrence of such disposition of shares but in any event not later than the earliest of (i) ten (10) days thereafter, or (ii) the next Annual General Meeting. Without derogating from the foregoing, so long as an Appointed Director serves on the Board of Directors, the appointing shareholder which appointed such Appointed Director shall provide us, upon our written request at any time and from time to time, with reasonable evidence of its beneficial ownership in our company.

Under our Articles of Association, so long as our ordinary shares are listed for trading on NASDAQ, we may require that any Appointed Director qualify as an “independent director” as provided for in the NASDAQ rules then in effect. In addition, in no event may a person become an Appointed Director unless such person does not, at the time of appointment, and did not, within two years prior thereto, engage, directly or indirectly, in any activity which competes with us, whether as a director, officer, employee, contractor, consultant, partner or otherwise.

Under our Articles of Association, the annual general meeting of our shareholders, by the vote of the holders of a majority of the voting power represented at such meeting in person or by proxy, will elect the remaining members of the Board of Directors. At any annual general meeting at which Appointed Directors are appointed as set forth above, the calculation of the vote of any beneficial owner who appointed a director pursuant to the preceding paragraph shall not take into consideration, for the purpose of electing the remaining directors, ordinary shares constituting 14% of our issued and outstanding ordinary shares held by such appointing beneficial owner.

Appointed Directors may be removed by our Board of Directors when the beneficial ownership of the shareholder who appointed such Appointed Director falls below 14% of our ordinary shares. In addition, the office of an Appointed Director will expire upon the removal of the Appointed Director by the shareholder who appointed such Appointed Director or when the Appointed Director ceases to qualify as an “independent director” as set forth above.

Currently, no shareholder beneficially holding 14% or more of our issued and outstanding ordinary shares has exercised its right to appoint an Appointed Director.

Our Articles of Association further provide that the affirmative vote of a majority of the shares then represented at a general meeting of shareholders shall be entitled to remove director(s) other than Appointed Directors from office (unless pursuant to circumstances or events prescribed under the Companies Law), to elect directors instead of directors so removed or to fill any vacancy, however created, in the Board of Directors. Subject to the foregoing and to early resignation or ipso facto termination of office as provided in our Articles of Association, each director shall serve until the adjournment of the annual general meeting following the general meeting at which such director was elected.

Our directors may, at any time and from time to time, appoint a director to temporarily fill a vacancy on the Board of Directors or in their body (subject to the maximum number of directors in the Board of Directors as set forth above), except that if the number of directors then in office constitutes less than a majority of the number of directors set by the shareholders, as mentioned above, they may only act in an emergency, or to fill the vacancy up to the minimum number required to effect corporate action or in order to call a general meeting for the purpose of electing directors.

Qualification of Directors

Our Articles of Association provide that no person shall be disqualified to serve as a director by reason of such person not holding shares in our company or by reason of not having served as a director in the past. Our directors are not subject, under the Israeli Companies Law or our Articles of Association, to an age limit requirement. Under the Israeli Companies Law, a person cannot serve as a director if such person has been convicted of certain offenses (generally, for 5 years after such conviction, unless specifically authorized by the court), if an administrative decision by the Israel Securities Authority disqualified such director’s nomination to the board of a public company, or if the person has been declared bankrupt.

Borrowing Powers

The Israeli Companies Law authorizes the board of directors of a company, among other things, to determine the credit limit of a company and to issue bonds. Our Articles of Association state that our Board of Directors may, from time to time, at its discretion, cause us to borrow or secure the payment of any sum or sums of money, and may secure or provide for the repayment of such sum or sums in such manner, at such times and upon such terms and conditions as it deems fit.

Foreign Ownership

Neither our Articles of Association nor Israeli law restrict in any way the ownership of our ordinary shares by nonresidents of Israel, or restrict the voting or other rights of nonresidents of Israel. Notwithstanding, under Israeli law, nationals of certain countries that are, or have been, in a state of war with Israel may not be recognized as owners of ordinary shares, without a special government permit.

Change of Control Provisions Under Israeli Law

The Israeli Companies Law provides that an acquisition of shares in a public company, such as ours, must be made by means of a tender offer, if, as a result of the acquisition, the purchaser would become a holder of 25% or more of the voting rights in the company. This rule does not apply if there is already another holder of 25% percent of the voting rights. Similarly, the Israeli Companies Law provides that an acquisition of the shares must be made by means of a tender offer, if, as a result of the acquisition, a person would become a holder of 45% of the voting rights in the company, unless there is another person holding at that time more than 45% of the voting rights of the company.

The Israeli Companies Law provides for mergers between Israeli companies, if each party to the transaction obtains the appropriate approval of its board of directors and shareholders. A “merger” is defined in the Companies Law as a transfer of all assets and liabilities (including conditional, future, known and unknown liabilities) of a target company to another company, the consequence of which is the dissolution of the target company in accordance with the provisions of the Companies Law. For purposes of the shareholder vote of each merging entity, unless a court rules otherwise, the merger requires the approval of a majority of the shares of that entity that are not held by the other entity or are not held by any person who holds 25% or more of the shares or the right to appoint 25% or more of the directors of the other entity. Our Articles of Association provide that a merger requires the approval of the holders of a majority of the shares voting thereon.

If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders (as described above in Item 6 E under “—Approval of Related Party Transactions Under Israeli Law”). In the event that the merger transaction has not been approved by either of the above-described special majorities (as applicable), the holders of at least 25% of the voting rights of the company may apply to a court for approval of the merger.  The court may approve the merger if it is found that the merger is fair and reasonable, taking into account the valuation of the parties to the merger and the consideration offered to the shareholders.

Upon the request of a creditor of either party to the proposed merger, a court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties of the merger to their creditors.

A merger may not be completed unless at least 50 days have passed from the date that a proposal of the merger was filed with the Israeli Registrar of Companies by each merging company and 30 days from the date that shareholder approval of both merging companies was obtained.  The merger proposal may be filed once a shareholder meeting has been called to approve the merger.

Modification of Rights Attached to Shares

The rights attached to any class of shares (unless otherwise provided by the terms of issue of such class), such as voting, dividends and the like, may be modified by the affirmative vote of a majority of the issued shares of the class at a general meeting of the holders of the shares of such class.